Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-191020) of Real Industry, Inc. (formerly known as Signature Group Holdings, Inc.),
(2)	Registration Statement (Form S-8 No. 333-134236) pertaining to the Amended and Restated Signature Group Holdings, Inc. 2006 Performance Incentive Plan, and
(3)	Registration Statement (Form S-8 No. 333-204742) pertaining to the Real Industry, Inc. Amended and Restated 2015 Equity Award Plan;

of our report dated June 29, 2015, with respect to the combined and consolidated financial statements of Real Alloy (formerly known as Global Recycling and Specification Alloys) (Carve-Out of Certain Operations of Aleris Corporation) as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio

June 29, 2015